Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, July 30, 2014
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD SECOND QUARTER RESULTS

NORTHBROOK, IL – July 30, 2014 – KapStone Paper and Packaging Corporation (NYSE:KS) today reported record results for the second quarter ended June 30, 2014. As compared to 2013’s second quarter, results for 2014’s second quarter are below:

•                  Net sales of $590 million up $264 million, or 81 percent

•                  Net income of $51 million up $30 million, or 143 percent

•                  Adjusted net income of $56 million up $33 million, or 143 percent

•                  Adjusted EBITDA of $126 million up $70 million, or 125 percent

•                  Adjusted EBITDA margin of 21.4 percent, up from 17.0 percent

•                  Diluted EPS of $0.53 up $0.31 per share, or 141 percent

•                  Adjusted diluted EPS of $0.58 up $0.34 per share, or 142 percent

Roger W. Stone, Chairman and Chief Executive Officer, stated, “KapStone recovered nicely in the second quarter from the severe winter, and we achieved outstanding all-time record results.  EBITDA and EPS are more than double the prior year’s results.

“During the second quarter, much progress was made on previously announced initiatives. The $50 per ton Kraft paper price was implemented by the end of the quarter.  In April, the major upgrade to the Longview paper machine was completed enabling us to produce ultra-high performance linerboard at our Longview mill while increasing efficiency. The voluntary separation plan at our legacy mills was well received, and we now expect the program to reduce annual personnel costs by approximately $5 million.”

Second Quarter Operating Highlights

Consolidated net sales of $590 million in the second quarter of 2014 increased by $264 million, or 81 percent compared to $326 million for the 2013 second quarter. The increase is primarily due to the Longview acquisition, which contributed $240 million of additional revenue, and higher prices and sales volumes for the legacy operations. The Company sold 720,000 tons of products during the second quarter of 2014 compared to 418,000 tons a year earlier. The Company’s average mill selling price of $685 per ton in the second quarter of 2014 increased by $21 per ton compared to the second quarter of 2013 due to the impact of the 2013 containerboard and corrugated product price increases, higher specialty paper prices and the inclusion of Longview.

Operating income of $85 million for the 2014 second quarter increased by $50 million, or 143 percent, compared to the 2013 second quarter. The improved financial performance primarily reflects benefits from the Longview acquisition, higher prices and sales volumes from legacy operations and lower outage costs, partially offset by inflation on labor and input costs and the cost associated with a voluntary separation plan.

Interest expense, net, was $6 million for the second quarter of 2014, up $4 million from a year ago as a result of a higher debt balance associated with the Longview acquisition. As of June 30, 2014, the average interest rate on our term loans was 2 percent which is 50 basis points, or $6 million on an annualized basis, lower than at December 31, 2013 due to a recently amended credit facility agreement that reduced the borrowing rates, as well as an improved debt to EBITDA ratio that improved our position on the interest rate pricing grid.

The effective income tax rate for the 2014 second quarter was 33.6 percent compared to 34.5 percent for the 2013 second quarter.  The Company’s cash tax rate is forecasted at 35 percent for 2014.

Cash Flow and Working Capital

Cash and cash equivalents increased by $25 million in the quarter ended June 30, 2014, from March 31, 2014 to $49 million.   The Company generated $70 million of net cash from operating activities during the second quarter. At June 30, 2014 the debt leverage ratio was 2.7 times, down from 3.8 times at the time of the Longview acquisition. Capital expenditures in the second quarter were $41 million and include costs to upgrade a paper machine at Longview.

At June 30, 2014, the Company had approximately $266 million of working capital and $395 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “We continued our shift from integration to optimizing the enterprise during the second quarter. Our operating platform will continue to strengthen and provide improved results.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Thursday, July 31, 2014, to discuss the Company’s financial results for the 2014 second quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic:  866-713-8563
International:  617-597-5311
Participant Passcode:  77384976

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 21 converting plants, respectively, across the US. The business employs approximately 4,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the integration of the Longview acquisition. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at http://www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	%	2014	2013	%
Net sales	$590,449	$326,321	80.9%	$1,139,401	$646,134	76.3%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	392,245	225,753	-73.7%	775,493	450,699	-72.1%
Depreciation and amortization	33,874	17,253	-96.3%	66,583	34,477	-93.1%
Freight and distribution expenses	44,924	27,849	-61.3%	85,656	55,769	-53.6%
Selling, general and administrative expenses	34,093	21,072	-61.8%	68,238	40,200	-69.7%
Other operating income	—	196	-100.0%	—	398	-100.0%
Operating income	85,313	34,590	146.6%	143,431	65,387	119.4%

Foreign exchange gain / (loss)	125	89	40.4%	101	(222)	145.5%
Interest expense, net	6,488	1,909	-239.9%	14,267	3,784	-277.0%
Amortization of debt issuance costs	1,483	727	-104.0%	2,933	1,453	-101.9%
Income before provision for income taxes	77,467	32,043	141.8%	126,332	59,928	110.8%
Provision for income taxes	26,008	11,052	-135.3%	42,774	20,478	-108.9%
Net income	$51,459	$20,991	145.1%	$83,558	$39,450	111.8%

Net income per share:
Basic	$0.54	$0.22		$0.87	$0.41
Diluted	$0.53	$0.22		$0.86	$0.41

Weighted-average number of shares outstanding:
Basic	95,892,033	95,140,852		95,806,181	95,072,436
Diluted	97,418,941	96,475,670		97,367,354	96,484,044

Effective income tax rate	33.6%	34.5%		33.9%	34.2%

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):

Net income (GAAP)	$51,459	$20,991	145.1%	$83,558	$39,450	111.8%
Interest expense, net	6,488	1,909	-239.9%	14,267	3,784	-277.0%
Amortization of debt issuance costs	1,483	727	-104.0%	2,933	1,453	-101.9%
Provision for income taxes	26,008	11,052	-135.3%	42,774	20,478	-108.9%
Depreciation and amortization	33,874	17,253	-96.3%	66,583	34,477	-93.1%
EBITDA (Non-GAAP)	$119,312	$51,932	129.7%	$210,115	$99,642	110.9%

Acquisition, start up and other expenses	933	2,673	65.1%	2,747	3,284	16.4%
Voluntary separation plan	4,818	—	—	4,818	—	—
Stock-based compensation expense	1,311	954	-37.4%	4,229	3,299	-28.2%
Adjusted EBITDA (Non-GAAP)	$126,374	$55,559	127.5%	$221,909	$106,225	108.9%

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$51,459	$20,991		$83,558	$39,450
Acquisition, start up and other expenses	611	1,751		1,799	2,151
Voluntary separation plan	3,156	—		3,156	—
Stock-based compensation expense	859	625		2,770	2,161
Adjusted Net Income (Non-GAAP)	$56,085	$23,367		$91,283	$43,762

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.54	$0.22		$0.87	$0.41
Acquisition, start up and other expenses	—	0.02		0.02	0.02
Voluntary separation plan	0.03	—		0.03	—
Stock-based compensation expense	0.01	0.01		0.03	0.03
Adjusted Basic EPS (Non-GAAP)	$0.58	$0.25		$0.95	$0.46

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.53	$0.22		$0.86	$0.41
Acquisition, start up and other expenses	0.01	0.02		0.02	0.02
Voluntary separation plan	0.03	—		0.03	—
Stock-based compensation expense	0.01	—		0.03	0.02
Adjusted Diluted EPS (Non-GAAP)	$0.58	$0.24		$0.94	$0.45

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,352	$12,967
Trade accounts receivable, net of allowances	263,240	232,347
Other receivables	8,829	11,399
Inventories	225,020	217,382
Prepaid expenses and other current assets	9,404	6,405
Total current assets	555,845	480,500

Plant, property and equipment, net	1,395,987	1,389,609
Other assets	132,904	129,493
Intangible assets, net	116,911	123,745
Goodwill	533,851	528,515
Total assets	$2,735,498	$2,651,862

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$25,075	$4,950
Other current borrowings	2,898	—
Accounts payable	161,173	159,127
Accrued expenses	49,436	45,885
Accrued compensation costs	46,896	54,871
Accrued income taxes	3,103	—
Deferred income taxes	1,096	5,445
Total current liabilities	289,677	270,278

Long-term debt, net of current portion	1,172,073	1,192,413
Pension and post-retirement benefits	66,168	69,611
Deferred income taxes	443,576	444,672
Other liabilities	8,513	8,808
Total other liabilities	1,690,330	1,715,504

Stockholders’ equity:
Common stock $0.0001 par value	10	10
Additional paid-in capital	251,980	246,186
Retained earnings	495,907	412,349
Accumulated other comprehensive income	7,594	7,535
Total stockholders’ equity	755,491	666,080
Total liabilities and stockholders’ equity	$2,735,498	$2,651,862

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating activities:
Net income	$51,459	$20,991	$83,558	$39,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,874	17,253	66,583	34,477
Stock-based compensation expense	1,311	954	4,229	3,299
Pension and postretirement	(2,754)	506	(6,834)	709
Excess tax benefits from stock-based compensation	(391)	(1,344)	(2,612)	(1,730)
Amortization of debt issuance costs	1,483	727	2,933	1,453
Loss on disposal of fixed assets	37	124	1,016	142
Deferred income taxes	(1,144)	8,520	2,179	13,426
Changes in operating assets and liabilities	(14,172)	7,304	(42,398)	(20,554)
Net cash provided by operating activities	$69,703	$55,035	$108,654	$70,672

Investing activities:
Capital expenditures	(41,256)	(15,881)	(73,676)	(32,713)
Net cash used in investing activities	$(41,256)	$(15,881)	$(73,676)	$(32,713)

Financing activities:
Proceeds from revolving credit facility	$41,400	$41,900	$97,900	$91,400
Repayments on revolving credit facility	(41,400)	(80,400)	(97,900)	(141,200)
Repayments of long-term debt	(1,175)	—	(2,350)	—
Proceeds from other current borrowings	—	—	6,300	3,731
Repayments of other current borrowings	(1,729)	(1,016)	(3,402)	(2,028)
Payment of withholding taxes on vested stock awards	—	(848)	(1,641)	(860)
Proceeds from exercises of stock options	175	652	389	1,014
Proceeds from issuance of shares to ESPP	—	—	205	170
Loan amendment costs	(706)	—	(706)	—
Excess tax benefits from stock-based compensation	391	1,344	2,612	1,730
Net cash provided by (used in) financing activities	$(3,044)	$(38,368)	$1,407	$(46,043)

Net increase / (decrease) in cash and cash equivalents	25,403	786	36,385	(8,084)
Cash and cash equivalents-beginning of period	23,949	7,618	12,967	16,488
Cash and cash equivalents-end of period	$49,352	$8,404	$49,352	$8,404